Exhibit 10.21

TERMS AND CONDITIONS OF YOUR
OMNIBUS STOCK INCENTIVE PLAN GRANT

In accordance with the terms and provisions of the Pentair, Inc. 2008 Omnibus Stock Incentive Plan, as Amended (the “Plan”), you have been granted restricted stock units and stock options as described in the attached grant notification letter.

The following terms and conditions govern your grant and, by accepting this grant, you agree to the following:

Restricted Stock Units

•	The restricted stock units become “vested” on the vesting dates noted in your grant letter. Upon vesting, the shares underlying the restricted stock units will be issued according to your instructions, unless you have elected to defer the units under the Pentair, Inc. Compensation Plan for Non-Employee Directors. In the event the vest date falls on a weekend day or holiday, the restricted stock units will vest and shares will be released on the next trading day.

•	Each restricted stock unit includes one dividend equivalent unit. A dividend equivalent unit entitles you to a cash payment equal to the cash dividends declared on a share of stock. Dividend equivalent units will be paid to you in cash during the vesting period as soon as practicable after a cash dividend has been declared, and will be reported on your Form 1099. Dividend equivalent units are not eligible for reinvesting under the Pentair, Inc. Dividend Reinvestment Plan and are not eligible for deferral under the Pentair, Inc. Compensation Plan for Non-Employee Directors.

•	If your service as a director with the Company terminates (voluntarily or involuntarily) before the expiration of the restriction period, all nonvested restricted stock units and their related dividend equivalent units will be forfeited. Exceptions to this rule are made for certain types of terminations, including termination due to death or disability in accordance with the terms of the Plan. The restricted stock units will also vest upon a Change of Control (as defined in the Plan, except that the Change of Control must also comply with Code Section 409A). Notwithstanding the Plan provisions, restricted stock units will not vest upon your termination due to retirement.

•	You cannot vote restricted stock units.

•	You may not sell, assign, transfer, pledge as collateral or otherwise dispose of your restricted stock units at any time during the restriction period.

•	The fair market value of the shares that are issued upon vesting of the restricted stock units and the payment of cash for the related dividend equivalent units will be considered taxable compensation.

Stock Options

•	All options are considered nonqualified stock options.

•	Options may be exercised only after they become vested, as noted in your grant letter, and expire ten years from the date of grant, unless another expiration date is noted in your grant letter. Options can only be exercised if the fair market value of the shares being exercised exceeds the option exercise price for those shares.

•	If your service as a director with the Company terminates (for any reason except for cause), you may exercise options which are vested on the last day of service for up to 90 days after your termination date or, if earlier, the date the option expires by its terms. Exceptions are made for terminations due to such reasons as death, retirement or disability, in accordance with the terms of the Plan.

•	You have no shareholder rights (e.g. dividends, voting) with respect to the underlying stock you may purchase by the exercise of the option.

•	You may pay the option exercise price due upon exercise by: 1) submitting a personal check, 2) swapping previously-acquired mature Pentair common stock, or 3) arranging a cashless exercise through a broker. An exercise notice and agreement must be submitted to Pentair.

General

•	The grant of Plan awards to you does not guarantee you will receive Plan awards in subsequent years.

•	In addition to the terms and conditions disclosed above, your Plan awards are subject to the provisions of the Plan document and Prospectus as well as applicable rules and regulations issued under local tax and securities laws and New York Stock Exchange rules.

•	The Compensation Committee of the Pentair, Inc. Board of Directors may amend or modify the Plan at any time but generally such changes will apply to future Plan awards. The Governance Committee may also amend or modify this Award, but most changes will require your consent.

[Date]

«FirstName» «LastName»
«Company»
«Address1»
«Address2»
«City»

Dear

You are hereby notified of the following grants that have been awarded to you under the Pentair, Inc. 2008 Omnibus Stock Incentive Plan, as amended (the “Plan”).

[          ] restricted stock units and dividend equivalent units granted on [Date], that will vest over the following schedule:

1/3 of the units on [one year after grant date]
1/3 of the units on [two years after grant date]
1/3 of the units on [three years after grant date]

[          ] stock options granted on [Date] that will vest over the following schedule:

1/3 of the options on [one year after grant date]
1/3 of the options on [two years after grant date]
1/3 of the options on [three years after grant date]

The options have an exercise price of $[          ] per share, which is the fair market value on the date of the grant, and have an expiration date of [ten years after grant date].

Included for your review and records is a Plan prospectus, the Terms and Conditions that apply to your awards, and an Exercise Notice and Agreement for your future use. For your convenience, an Optionee Statement is enclosed summarizing the awards that have been granted to you.

If you have any questions regarding your Plan awards, please call Jill Wallar at [          ]-[          ]-[          ].

Sincerely,

PENTAIR, INC.

Randall J. Hogan
Chairman and CEO

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